As filed with the Securities Exchange Commission on May 9, 2014

Registration No. 333-189713

U. S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO

FORM S-1 ON

FORM S-3

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

PACIFIC ETHANOL, INC.

(Exact name of registrant as specified in its charter)

Delaware	2860	41-2170618
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

400 Capitol Mall, Suite 2060, Sacramento, California 95814

(916) 403-2123

(Address and telephone number of principal executive offices and principal place of business)

Neil Koehler
President and Chief Executive Officer
Pacific Ethanol, Inc.
400 Capitol Mall, Suite 2060

Sacramento, California 95814
(916) 403-2123

(Name, address and telephone number of agent for service)

Copies of all correspondence to:
Larry A. Cerutti, Esq.

Rushika Kumararatne de Silva, Esq.

Troutman Sanders LLP
5 Park Plaza, 14th Floor
Irvine, California 92614
(949) 622-2700 / (949) 622-2739 (fax)

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement becomes effective on such date as the Commission, acting under Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to our Registration Statement on Form S-1 (File No. 333-189713) (the “Registration Statement”) is being filed to update the Registration Statement to include information from our annual report on Form 10-K for the year ended December 31, 2013, filed on March 31, 2014, and to convert the Registration Statement on Form S-1 into a Form S-3. At the time we filed our Form 10-K for the year ended December 31, 2013 we were eligible to register securities on Form S-3. This amended Registration Statement relates to the registration of 1,349,526 shares of our common stock, $0.001 par value per share, issuable or previously issued upon exercise of our warrants, or Warrants. All shares of common stock being registered under this amended Registration Statement are being offered by certain selling security holders identified herein. All applicable filing fees were paid at the time of the original filing of the Registration Statement on June 28, 2013.

The information in this prospectus is not complete and may be changed. The selling security holders will not sell these securities until after the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 9, 2014

PROSPECTUS

1,349,526 Shares

PACIFIC ETHANOL, INC.

Common Stock

This is a public offering of 1,349,526 shares of our common stock issuable or previously issued upon exercise of our warrants, or Warrants.  All shares of common stock are being offered by the selling security holders identified in this prospectus. It is anticipated that the selling security holders will sell these shares of common stock from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated. We will not receive any proceeds from the sale of the shares of common stock.

Our common stock is currently traded on The NASDAQ Capital Market under the symbol “PEIX.” The last reported price of our common stock on The NASDAQ Capital Market on May 8, 2014, was $10.98 per share.

Our principal offices are located at 400 Capitol Mall, Suite 2060, Sacramento, California 95814 and our telephone number is (916) 403-2123.

Investing in our shares of common stock involves substantial risks. See “Risk Factors” beginning on page 4 of this prospectus for factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2014.

PROSPECTUS SUMMARY

To fully understand this offering and its consequences to you, you should read the following summary along with the more detailed information and our financial statements and the notes to our financial statements incorporated by reference into this prospectus. In this prospectus, the words “we,” “us,” “our” and similar terms refer to Pacific Ethanol, Inc., a Delaware corporation, unless the context provides otherwise.

Our Company

Overview

We are the leading producer and marketer of low-carbon renewable fuels in the Western United States.

We market all the ethanol produced by four ethanol production facilities located in California, Idaho and Oregon, or the Pacific Ethanol Plants, all the ethanol produced by two other ethanol producers in the Western United States and ethanol purchased from other third-party suppliers throughout the United States. We market ethanol through our subsidiary Kinergy Marketing LLC, or Kinergy. We also market ethanol co-products, including wet distillers grains, or WDG, and corn oil for the Pacific Ethanol Plants.

We have extensive customer relationships throughout the Western United States. Our ethanol customers are integrated oil companies and gasoline marketers who blend ethanol into gasoline. We arrange for transportation, storage and delivery of ethanol purchased by our customers through our agreements with third-party service providers in the Western United States, primarily in California, Arizona, Nevada, Utah, Oregon, Colorado, Idaho and Washington. Our WDG customers are dairies and feedlots located near the Pacific Ethanol Plants. Our corn oil is sold to poultry and biodiesel customers.

We have extensive supplier relationships throughout the Western and Midwestern United States. In some cases, we have marketing agreements with suppliers to market all of the output of their facilities.

We hold a 91% ownership interest in PE Op Co. (formerly, New PE Holdco LLC), the owner of each of the plant holding companies, or the Plant Owners, that collectively own the Pacific Ethanol Plants. We operate and maintain the Pacific Ethanol Plants under the terms of an asset management agreement with PE Op Co. and the Plant Owners, including supplying all goods and materials necessary to operate and maintain each Pacific Ethanol Plant. In operating the Pacific Ethanol Plants, we direct the production process to obtain optimal production yields, lower costs by leveraging our infrastructure, enter into risk management agreements such as insurance policies and manage commodity risk practices.

We market ethanol and its co-products, including WDG and corn oil, produced by the Pacific Ethanol Plants under the terms of separate marketing agreements with the Plant Owners. The marketing agreements provide us with the absolute discretion to solicit, negotiate, administer (including payment collection), enforce and execute ethanol and co-product sales agreements with any third party.

The Pacific Ethanol Plants are comprised of the four facilities described immediately below and have an aggregate annual production capacity of up to 200 million gallons. We commenced production at our Madera, California facility on April 30, 2014 and expect to reach full capacity in the second quarter of 2014.

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Facility Name	Facility Location	Estimated Annual Capacity (gallons)	Current Operating Status
Magic Valley	Burley, ID	60,000,000	Operating
Columbia	Boardman, OR	40,000,000	Operating
Stockton	Stockton, CA	60,000,000	Operating
Madera	Madera, CA	40,000,000	Operating

We earn fees as follows under our asset management and other agreements with PE Op Co. and the Plant Owners:

•	ethanol marketing fees of approximately 1% of the net sales price, but not less than $0.015 per gallon and not more than $0.0225 per gallon;
•	corn procurement and handling fees of $0.045 per bushel;
•	WDG, syrup and corn oil fees of 5% of the third-party purchase price, excluding freight, but not less than $2.00 per ton and not more than $3.50 per ton; and
•	asset management fees of $75,000 per month for each operating facility and $40,000 per month for each idled facility.

We intend to advance our position as the leading producer and marketer of low-carbon renewable fuels in the Western United States, in part by expanding production at our Madera, California facility to its full production capacity, expanding our relationships with customers and third-party ethanol producers to market higher volumes of ethanol and by expanding the market for ethanol by continuing to work with state governments to encourage the adoption of policies and standards that promote ethanol as a fuel additive and transportation fuel. Further, we may seek to provide management services for other third-party ethanol production facilities in the Western United States.

Corporate Information

We are a Delaware corporation that was incorporated in February 2005. Our principal executive offices are located at 400 Capitol Mall, Suite 2060, Sacramento, California 95814. Our telephone number is (916) 403-2123 and our Internet website is www.pacificethanol.com. The content of our Internet website does not constitute a part of this prospectus.

Information in this Prospectus

You should rely only on the information contained in this prospectus in connection with this offering. We have not authorized anyone to provide you with information that is different. The selling security holders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.

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The Offering

Common stock offered by the selling security holders	1,349,526 (1)
Common stock outstanding prior to this offering	20,145,068
Common stock to be outstanding after this offering	20,958,031 (2)
The NASDAQ Capital Market symbol	PEIX
Use of Proceeds	We will not receive any of the proceeds from the sale of the shares of common stock offered under this prospectus. See “Use of Proceeds.”
Risk Factors	There are many risks related to our business, this offering and ownership of our common stock that you should consider before you decide to buy our common stock in this offering. You should read the “Risk Factors” section described on page 4, as well as other cautionary statements throughout this prospectus, before investing in shares of our common stock.

_____________

(1)	Represents 1,349,526 shares of our common stock issuable or previously issued upon exercise of our Warrants.
(2)	Represents 20,145,068 shares of common stock currently outstanding plus 812,963 shares of our common stock issuable under the Warrants and being offered by the selling security holders under this prospectus.

The number of shares of common stock shown above to be outstanding after this offering is based on the 20,145,068 shares outstanding as of May 8, 2014 and excludes the following as of May 8, 2014:

•	323,872 shares of common stock reserved for issuance under our 2006 Stock Incentive Plan, or 2006 Plan, of which options to purchase 240,713 shares were outstanding as of that date, at a weighted average exercise price of $4.18 per share;

•	762 shares of common stock reserved for issuance under outstanding options issued under our 2004 Stock Option Plan, or 2004 Plan, at a weighted average exercise price of $867.23 per share;

•	4,209,750 shares of common stock reserved for issuance under warrants to purchase common stock outstanding as of that date, other than the Warrants held by the selling security holders, at a weighted average exercise price of $13.60 per share;

•	632,968 shares of common stock reserved for issuance upon conversion of our Series B Cumulative Convertible Preferred Stock, or Series B Preferred Stock; and

•	any additional shares of common stock we may issue from time to time after that date.

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RISK FACTORS

Investing in our common stock involves significant risks. Before making an investment decision, you should consider carefully the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent quarterly reports on Form  10-Q and current reports on Form 8-K that we have filed or will file with the Securities and Exchange Commission and in documents which are incorporated by reference into this prospectus, as well as the risk factors and other information contained in or incorporated by reference into the applicable prospectus supplement.

If any of these risks materialize, our business, financial condition or results of operations could be materially harmed. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment. The risks and uncertainties we describe are not the only ones we face. Additional risks not presently known to us, or that we currently deem immaterial, may also impair our business operations. If any of the outcomes set forth in our risk factors were to occur, our business, financial condition, or results of operations would likely suffer. In that event, the trading price of our common stock could decline, and you could lose all or part of your investment.

In addition, please read “Special Note Regarding Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference into this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus and other public filings (including information incorporated by reference herein) are “forward-looking statements” and are intended to be covered by the safe harbor provided for under Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act. Our forward-looking statements include our current expectations and projections about future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words like “believe,” “expect,” “may,” “will,” “could,” “seek,” “estimate,” “continue,” “anticipate,” “intend,” “future,” “plan” or variations of those terms and other similar expressions, including their use in the negative. You should not place undue reliance on these forward-looking statements, which speak only as to our expectations, as of the date of this prospectus. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.

These risks, uncertainties and other factors include, but are not limited to, those set forth under “Risk Factors” included under Item 1A to our most recent Annual Report on Form 10-K or any updates in our Quarterly Reports on Forms 10-Q together with all of the other information appearing in or incorporated by reference into this prospectus and any applicable prospectus supplement. Given these risks and uncertainties, readers are cautioned not to place undue reliance on our forward-looking statements. Projections included in such risk factors have been prepared based on assumptions, which we believe to be reasonable, but not in accordance with United States generally accepted accounting principles or any guidelines of the Securities and Exchange Commission. Actual results will vary, perhaps materially, and we undertake no obligation to update the projections at any future date. You are strongly cautioned not to place undue reliance on such projections. All subsequent written and oral forward-looking statements attributable to Pacific Ethanol or to persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Except as required by federal securities laws, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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When used in this prospectus, the terms “Pacific Ethanol,” “we,” “our” and “us” refer to Pacific Ethanol, Inc. and its consolidated subsidiaries, unless otherwise specified. Unless otherwise stated or indicated by context, the phrase “this prospectus” refers to the prospectus and any applicable prospectus supplement.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock offered under this prospectus by the selling security holders. Rather, the selling security holders will receive those proceeds directly.

SELLING SECURITY HOLDERS

Selling Security Holder Table

This prospectus covers the sale by the selling security holders of up to an aggregate of 1,349,526 shares of common stock, representing shares of our common stock issuable or previously issued upon exercise of the Warrants, or Warrant Shares. We are registering the shares of common stock in order to permit the selling security holders to offer the shares for resale from time to time. Except for the ownership of the Warrants described below, the selling security holders have not had any material relationship with us within the past three years except as disclosed under the heading “Our Relationships with the Selling Security Holders” below.

The table below lists the selling security holders and other information regarding the beneficial ownership of the shares of common stock held by each of the selling security holders. The second column lists the number of shares of common stock beneficially owned by the selling security holders, as of April 30, 2014, based on their respective ownership of shares of common stock and Warrants,. The number of shares in the second column does not take into account any limitations on the exercise of the Warrants.

The third column lists the shares of common stock being offered by this prospectus by the selling security holders and does not take into account any limitations on exercise contained in the Warrants. The selling security holders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

The fourth column assumes the sale of all of the shares offered by the selling security holders under this prospectus.

Under the terms of the Warrants, a selling security holder may not exercise the Warrants to the extent (but only to the extent) that the selling security holder or any of its affiliates would, after such exercise, beneficially own more than 4.99% of our outstanding shares of common stock, or Blocker. The Blocker applicable to the exercise of the Warrants may be raised or lowered at the option of the selling security holder to any percentage not in excess of 9.99%, except that any increase will only be effective upon 61-days’ prior notice to us. The number of shares in the second column does not reflect this limitation contained in the Warrants held by the selling security holders. The number of shares beneficially owned by each selling security holder taking into account these limitations, if such number is less than the number of shares set forth in the table, is set forth in the footnotes to the table below.

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Except as disclosed in the footnotes to the table below, each of the selling security holders has represented to us that it is not a broker-dealer, or affiliated with or associated with a broker-dealer, registered with the Securities and Exchange Commission or designated as a member of the Financial Industry Regulatory Authority. The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the accounts of the selling security holders listed below.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to the securities. To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Except as indicated by footnote, all shares of common stock underlying derivative securities, if any, that are currently exercisable or convertible or are scheduled to become exercisable or convertible for or into shares of common stock within 60 days after April 30, 2014, the date of the table, are deemed to be outstanding for the purpose of calculating the percentage ownership of each listed person or group but are not deemed to be outstanding as to any other person or group.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned Prior to Offering (#)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Shares of Common Stock Beneficially Owned After Offering (##)
			Number	Percentage
CWD OC 522 Master Fund, Ltd. (1)	288,816 (2)	270,116 (3)	18,700	*
Candlewood Special Situations Master Fund, Ltd. (1)	574,147 (4)	542,847 (3)	31,300	*
Credit Suisse Loan Funding LLC (5)	578,675 (6)	532,377 (7)	46,298	*
CCVF PacEth LLC (8)	2,093 (7)	2,093 (7)	—	—
Candlewood Credit Value Fund II, LP (8)	2,093 (7)	2,093 (7)	—	—

______________

*	Less than 1%.

(#)	Does not take into account any limitations on exercise contained in the Warrants.

(##)	Assumes all shares being offered under this prospectus are sold. The percentage of beneficial ownership is based on 20,958,963 shares of common stock, consisting of 20,145,068 shares of common stock outstanding as of May 8, 2014, 812,963 shares of common stock offered under this prospectus that are issuable upon exercise of the Warrants.

(1)	Michael Lau and David Koenig, as Managing Partners of Candlewood Investment Group, LP (“CIG”), the investment manager of the selling security holder, have the power to vote and dispose of the securities held by the selling security holder and may be deemed to beneficially own such securities. Mr. Lau, Mr. Koenig and CIG each disclaim beneficial ownership of such securities.

CWD OC 522 Master Fund, Ltd., Candlewood Special Situations Master Fund, Ltd. and CIG, together with certain other investment funds advised by CIG that are not selling security holders, may be deemed to be a “group” within the meaning of Section 13(d) of the Exchange Act (collectively, the “Candlewood Entities”). To the extent that such entities are deemed to be a “group,” each such entity may be deemed to beneficially own all of the shares of common stock beneficially owned by each other member of the “group.” The number of shares of common stock represented as beneficially owned by the selling security holder in the table does not include any shares of common stock that may be deemed to be beneficially owned by such entity as a result of membership in any “group”. As such, the number of shares of common stock represented as beneficially owned (i) by CWD OC 522 Master Fund, Ltd. in the table does not include shares of common stock represented in the table as beneficially owned by Candlewood Special Situations Master Fund, Ltd. and (ii) by Candlewood Special Situations Master Fund, Ltd. in the table does not include shares of common stock represented in the table as beneficially owned by CWD OC 522 Master Fund, Ltd.

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The Candlewood Entities may be deemed to beneficially own an aggregate of 862,963 shares, or 4.12%, of our outstanding shares, prior to the offering, including 812,963 shares issuable upon exercise of Warrants held by CWD OC 522 Master Fund, Ltd. and Candlewood Special Situations Master Fund, Ltd. The Candlewood Entities may be deemed to beneficially own an aggregate of 50,000 shares after the offering.

None of the Candlewood Entities is affiliated with the Credit Value Entities (see footnote 8).

(2)	Includes 270,116 shares of common stock issuable upon exercise of Warrants.

(3)	Represents shares of common stock issuable upon exercise of Warrants.

(4)	Includes 542,847 shares of common stock issuable upon exercise of Warrants.

(5)	Credit Suisse Loan Funding LLC is an indirect wholly owned subsidiary of Credit Suisse Group AG, a publicly traded corporation (NYSE:CS). Credit Suisse Loan Funding LLC is affiliated with a broker-dealer. Credit Suisse Loan Funding LLC has represented that it acquired the securities offered for its own account in the ordinary course of business, and at the time it acquired the securities, it had no agreements, plans or understandings, directly or indirectly, to distribute the securities. Credit Suisse Loan Funding LLC does not hold any outstanding Warrants.

(6)	Includes 532,377 shares of common stock issued upon exercise of the Warrants previously held by the selling security holder.

(7)	Represents shares of common stock issued upon the exercise of the Warrants previously held by the selling security holder.

(8)	Donald Pollard, Grant Pothast and Michael Geroux, as portfolio managers of Credit Value Partners LP (“CVP”), the investment manager of the selling security holder, have the power to vote and dispose of the securities held by the selling security holder and may be deemed to beneficially own such securities. Messrs. Pollard, Pothast and Geroux, and CVP, each disclaim beneficial ownership of such securities.

CCVF PacEth LLC, Candlewood Credit Value Fund II, LP and CVP are affiliated entities and may be deemed to be a “group” within the meaning of Section 13(d) of the Exchange Act (collectively, the “Credit Value Entities”). To the extent CCVF PacEth LLC, Candlewood Credit Value Fund II, LP and CVP are deemed to be a “group,” each such entity may be deemed to beneficially own all of the shares of common stock beneficially owned by each other member of the “group.” The number of shares of common stock represented as beneficially owned by the selling security holder in the table does not include any shares of common stock that may be deemed to be beneficially owned by such entity as a result of membership in any “group”. As such, the number of shares of common stock represented as beneficially owned (i) by CCVF PacEth LLC in the table does not include shares of common stock represented in the table as beneficially owned by Candlewood Credit Value Fund II, LP and (ii) by Candlewood Credit Value Fund II, LP in the table does not include shares of common stock represented in the table as beneficially owned by CCVF PacEth LLC.

The Credit Value Entities would beneficially own 4,186 shares prior to the offering, consisting of the shares issued upon exercise of Warrants held by Candlewood Credit Value Fund II, LP and Candlewood Credit Value Fund II, LP.

The Credit Value Entities do not hold any outstanding Warrants.

None of the Credit Value Entities is affiliated with the Candlewood Entities (see footnote 1).

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Transactions Through Which the Selling Security Holders Obtained Beneficial Ownership of the Offered Shares

On January 11, 2013, or Closing Date, we issued $22,192,491 in aggregate principal amount of senior unsecured notes, or Notes, and Warrants to purchase an aggregate of 1,708,687 shares of our common stock, to five accredited investors in a private placement transaction, or Financing, resulting in aggregate gross proceeds of $22,192,491, under the terms of a Securities Purchase Agreement, dated as of December 19, 2012, or Purchase Agreement, as more fully described below. Under the terms of the Purchase Agreement, each selling security holder purchased a Note and a Warrant.

Of the 1,349,526 shares of common stock offered by the selling security holders under this prospectus, 1,349,526 shares of common stock have been issued or are issuable upon exercise of the Warrants. The Notes and Warrants were acquired from us in connection with the transaction described below in “Description of Note and Warrant Financing.”

Subject to the satisfaction of certain equity conditions, we could, at our option, have elected to pay interest due and payable on the Notes on any Interest Payment Date (as defined below) in shares of our common stock, or Interest Shares. As of April 30, 2014, the Notes were fully repaid.

The Warrants are exercisable into shares of our common stock, or as exercised, or Warrant Shares. The exercise price applicable to the Warrants is subject to weighted-average anti-dilution protection in the event that we issue or are deemed to have issued certain securities at a price lower than the then applicable exercise price.

In connection with the issuance of the Notes and Warrants, we paid commissions to Lazard Capital Markets LLC in the amount of $100,000 and expenses of approximately $371.

Registration Rights Agreement

In connection with the sale of the Notes and the Warrants, we entered into a registration rights agreement, or Registration Rights Agreement, with all of the selling security holders to file a registration statement with the Securities and Exchange Commission by February 10, 2013 for the resale by the selling security holders of 491,315 Interest Shares and 1,708,687 Warrant Shares. We were required to use commercially reasonable best efforts to have such registration statement declared effective by the Securities and Exchange Commission within ninety (90) days after the filing of such registration statement.

On February 8, 2013, we filed the registration statement with the Securities and Exchange Commission pursuant to the terms of the Registration Rights Agreement. On March 28, 2013, we entered into an Amendment Agreement, or Amendment Agreement, with all of the selling security holders. The Amendment Agreement amends certain terms of the Purchase Agreement, the Registration Rights Agreement, the Notes and the Warrants. Under the terms of the Amendment Agreement, we were required to file a registration statement with the Securities and Exchange Commission by June 30, 2013 for the resale by the selling security holders of 491,315 Interest Shares and 1,708,687 Warrant Shares. In connection with the Amendment Agreement, on March 28, 2013, we withdrew the registration statement we filed with the Securities and Exchange Commission on February 8, 2013. Subsequently, we filed a registration statement for the resale by the selling security holders of 491,315 Interest Shares and 1,708,687 Warrant Shares on June 28, 2013.

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We are obligated to use commercially reasonable best efforts to keep a registration statement we file in compliance with our obligations under the Registration Rights Agreement (as amended by the Amendment Agreement) effective (and the prospectus contained therein available for use) for resales by the selling security holders on a delayed or continuous basis at then-prevailing market prices at all times until the earlier of (i) the date on which all of the shares of common stock covered by the registration statement have been sold, (ii) the date on which all of the shares of common stock covered by the registration statement may be sold without restriction pursuant to Rule 144 of the Securities Act (including, without limitation, volume restrictions and without the need for current public information required by Rule 144(c), if applicable) or (iii) the date on which all of the Warrants have expired or have been fully exercised.

The Registration Rights Agreement (as amended by the Amendment Agreement) contains various indemnification provisions in connection with the registration of the Interest Shares and Warrants Shares.

Our Relationships with the Selling Security Holders

In the past three years, we have not had any relationship or arrangement with any of the selling security holders, their affiliates, or any person with whom the selling security holders have a contractual relationship regarding the Financing other than the agreements we have entered into in connection with the Financing and as follows:

•	Certain of the selling security holders and certain affiliates of the selling security holders are lenders under the terms of the Plant Owners’ credit facilities.

•	In December 2011, we purchased 50 units of New PE Holdco from Candlewood Special Situations Fund, L.P. for an aggregate purchase price of $3,250,000 in cash.

•	On December 13, 2011, Candlewood Special Situations Fund, L.P. purchased 29,000 shares of our common stock and warrants to purchase an aggregate of 18,850 shares of our common stock in a private placement transaction for an aggregate purchase price of $456,750.

•	On July 3, 2012, we completed a public offering, described in our prospectus supplement dated June 28, 2012 to our prospectus dated May 17, 2012 (File No. 333-180731), in which (i) Candlewood Special Situations Fund, L.P. purchased 81,842 shares of our common stock and warrants to purchase an aggregate of 122,763 shares of our common stock for an aggregate purchase price of $527,879, and (ii) Credit Suisse Securities (USA) LLC purchased 87,122 shares of our common stock and warrants to purchase an aggregate of 130,684 shares of our common stock for an aggregate purchase price of $561,939.

•	On July 13, 2012, we purchased (i) 92.719 units of New PE Holdco from Credit Suisse Securities (USA) LLC for an aggregate purchase price of approximately $5.6 million, with approximately $2.8 million paid in cash and approximately $2.8 million paid in our senior unsecured notes dated July 13, 2012, and (ii) 87.100 units of New PE Holdco from Candlewood Special Situations Fund, L.P. for an aggregate purchase price of approximately $5.3 million, with approximately $2.6 million paid in cash and approximately $2.6 million paid in our senior unsecured notes dated July 13, 2012. On October 1, 2012, we fully repaid the senior unsecured notes we issued to Credit Suisse Securities (USA) LLC and Candlewood Special Situations Fund, L.P. on July 13, 2012.

•	On January 11, 2013, using the cash proceeds of the Financing and additional cash, we purchased (i) 60.062 units of New PE Holdco from Candlewood Special Situations Fund, LP for an aggregate purchase price of $600,620 in cash, (ii) 5.409 units of New PE Holdco from CCVF PacEth LLC for an aggregate purchase price of $54,090 in cash, (iii) 5.410 units of New PE Holdco from Candlewood Credit Value Fund II, LP for an aggregate purchase price of $54,100 in cash, and (iv) 59.893 units of New PE Holdco from Credit Suisse Securities (USA) LLC for an aggregate purchase price of $598,940 in cash.

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•	On January 11, 2013, we used $21,538,597 of the gross proceeds of the Financing to purchase (i) $368,388 of a tranche A-2 term loan issued by the Plant Owners from CWD OC 522 Master Fund, Ltd., (ii) $10,209,414 of tranche A-2 term loan issued by the Plant Owners from Candlewood Special Situations Master Fund, Ltd., and (iii) $10,960,795 of tranche A-2 term loan issued by the Plant Owners from Credit Suisse Loan Funding LLC, an affiliate of Credit Suisse Securities (USA) LLC.

•	On March 28, 2013, we purchased and immediately retired $3,500,000 of the Plant Owners’ revolving debt from Credit Suisse Loan Funding LLC, an affiliate of Credit Suisse Securities (USA) LLC.

PLAN OF DISTRIBUTION

We are registering shares of common stock issued or issuable pursuant to the exercise of the Warrants issued in the Financing to permit the resale of these shares of common stock by the holders of the Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling security holders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling security holders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling security holders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

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•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales made after the date the registration statement, of which this prospectus forms a part, is declared effective by the Securities and Exchange Commission;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares of common stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling security holders may transfer the shares of common stock by other means not described in this prospectus. If the selling security holders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling security holders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling security holders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling security holders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling security holders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling security holders may pledge or grant a security interest in some or all of the notes, warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling security holders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

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Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling security holder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling security holders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling security holders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $120,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws. However, a selling security holder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling security holders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling security holders will be entitled to contribution. We may be indemnified by the selling security holders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling security holder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

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Description OF NOTE AND WARRANT FINANCING

On January 11, 2013, we raised $22,192,491 through the issuance of $22,192,491 in aggregate principal amount of Notes and Warrants to purchase an aggregate of 1,708,687 shares of our common stock in the Financing.

On January 11, 2013, using $21.5 million of the gross proceeds of the Financing, we purchased $21.5 million of the Plant Owners’ term debt. On January 11, 2013, we also purchased an additional 13% ownership interest in New PE Holdco, using $653,895 of the gross proceeds of the Financing and an additional $654,135 in cash.

Notes

The Notes were issued on January 11, 2013 and had an initial aggregate principal amount of $22,192,491. The Notes were to mature on March 30, 2016, or Maturity Date. As of April 30, 2014, the Notes were fully repaid.

Warrants

The Warrants were issued on January 11, 2013, were initially immediately exercisable and, in the aggregate, entitled the holders to purchase up to an aggregate of 1,708,687 Warrant Shares for a period of five years at an exercise price of $7.80 per share, or Warrant Exercise Price, subject to adjustment. The Warrants may be exercised for cash, and, if certain conditions are met, on a cashless basis. As of May 8, 2014, Warrants to purchase an aggregate of 812,963 shares of our common stock were outstanding. Under the terms of the Amendment Agreement, the Warrants were amended to provide that the Warrants shall not be exercisable until on or after June 30, 2013.

The Warrant Exercise Price is subject to adjustment for stock splits, combinations or similar events, and, in such event, the number of shares issuable upon the exercise of the Warrant will also be adjusted such that the aggregate Warrant Exercise Price will be the same immediately before and immediately after the adjustment. In addition, the Warrant Exercise Price is also subject to a “weighted-average” anti-dilution adjustment in the event that we issue or are deemed to have issued certain securities at a price lower than the then applicable Warrant Exercise Price. The Warrant Exercise Price as of May 8, 2014 was $6.32.

The Warrants impose penalties on us for failure to timely deliver Warrant Shares.

Under the terms of the Warrants, each investor is prohibited from exercising a Warrant to the extent that, as a result of the exercise, the investor will beneficially own in excess of 4.99% of our outstanding shares of our common stock (which limit may be lowered or raised to an amount not in excess of 9.99%, in either case at the option of the holder, provided that any increase will only be effective upon 61-days’ prior notice to us). In addition, each investor is prohibited from exercising a Warrant to the extent that the exercise would violate the regulations of the eligible exchange or market on which our common stock is then listed or designated for quotation, including NASDAQ Listing Rule 5635(d).

If we issue options, convertible securities, warrants, stock, or similar securities to all holders of shares of our common stock, each holder of a Warrant will have the right to acquire the same securities as if it had exercised its Warrant. If we make a distribution of our assets to all holders of shares of our common stock, each holder of a Warrant will have the right to acquire the same assets as if it had exercised its Warrant.

The Warrants contain provisions prohibiting us from entering into certain transactions involving a change of control, unless the successor assumes in writing all of our obligations under the Warrants.  Upon the occurrence of a transaction involving a permitted change of control, the holders of the Warrants will have the right, among others, to have the Warrants repurchased for a purchase price in cash equal to the Black-Scholes value (as calculated pursuant to the Warrants) of the then unexercised portion of the Warrants.

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DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Capital Stock

Our authorized capital stock consists of 300,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share, of which 1,684,375 shares are designated as Series A Cumulative Redeemable Convertible Preferred Stock, or Series A Preferred Stock, and 1,580,790 shares are designated as Series B Preferred Stock. As of May 8, 2014, there were 20,145,068 shares of common stock, no shares of Series A Preferred Stock and 926,942 shares of Series B Preferred Stock issued and outstanding. On June 8, 2011, we effected a one-for-seven reverse split of our common stock. On May 14, 2013, we effect a one-for-fifteen reverse split of our common stock. All share information contained in this prospectus reflects the effects of these reverse stock splits. The following description of our capital stock does not purport to be complete and should be reviewed in conjunction with our certificate of incorporation, including our Certificate of Designations, Powers, Preferences and Rights of the Series A Preferred Stock, or Series A Certificate of Designations, our Certificate of Designations, Powers, Preferences and Rights of the Series B Preferred Stock, or Series B Certificate of Designations, and our bylaws.

Common Stock

All outstanding shares of common stock are fully paid and nonassessable. The following summarizes the rights of holders of our common stock:

•	each holder of common stock is entitled to one vote per share on all matters to be voted upon generally by the stockholders;

•	subject to preferences that may apply to shares of preferred stock outstanding, the holders of common stock are entitled to receive lawful dividends as may be declared by our board of directors, or Board;

•	upon our liquidation, dissolution or winding up, the holders of shares of common stock are entitled to receive a pro rata portion of all our assets remaining for distribution after satisfaction of all our liabilities and the payment of any liquidation preference of any outstanding preferred stock;

•	there are no redemption or sinking fund provisions applicable to our common stock; and

•	there are no preemptive or conversion rights applicable to our common stock.

Preferred Stock

Our Board is authorized to issue from time to time, in one or more designated series, any or all of our authorized but unissued shares of preferred stock with dividend, redemption, conversion, exchange, voting and other provisions as may be provided in that particular series. The issuance need not be approved by our common stockholders and need only be approved by holders, if any, of our Series A Preferred Stock and Series B Preferred Stock if, as described below, the shares of preferred stock to be issued have preferences that are senior to or on parity with those of our Series A Preferred Stock and Series B Preferred Stock.

The rights of the holders of our common stock, Series A Preferred Stock and Series B Preferred Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of entrenching our Board and making it more difficult for a third-party to acquire, or discourage a third-party from acquiring, a majority of our outstanding voting stock. The following is a summary of the terms of the Series A Preferred Stock and the Series B Preferred Stock.

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Series B Preferred Stock

As of May 8, 2014, 926,942 shares of Series B Preferred Stock were issued and outstanding and an aggregate of 1,419,210 shares of Series B Preferred Stock had been converted into shares of our common stock. The converted shares of Series B Preferred Stock have been returned to undesignated preferred stock. A balance of 653,848 shares of Series B Preferred Stock remain authorized for issuance.

Rank and Liquidation Preference

Shares of Series B Preferred Stock rank prior to our common stock as to distribution of assets upon liquidation events, which include a liquidation, dissolution or winding up of Pacific Ethanol, whether voluntary or involuntary. The liquidation preference of each share of Series B Preferred Stock is equal to $19.50, or Series B Issue Price, plus any accrued but unpaid dividends on the Series B Preferred Stock. If assets remain after the amounts are distributed to the holders of Series B Preferred Stock, the assets shall be distributed pro rata, on an as-converted to common stock basis, to the holders of our common stock and Series B Preferred Stock. The written consent of a majority of the outstanding shares of Series B Preferred Stock is required before we can authorize the issuance of any class or series of capital stock that ranks senior to or on parity with shares of Series B Preferred Stock.

Dividend Rights

As long as shares of Series B Preferred Stock remain outstanding, each holder of shares of Series B Preferred Stock are entitled to receive, and shall be paid quarterly in arrears, in cash out of funds legally available therefor, cumulative dividends, in an amount equal to 7.0% of the Series B Issue Price per share per annum with respect to each share of Series B Preferred Stock. The dividends may, at our option, be paid in shares of Series B Preferred Stock valued at the Series B Issue Price. In the event we declare, order, pay or make a dividend or other distribution on our common stock, other than a dividend or distribution made in common stock, the holders of the Series B Preferred Stock shall be entitled to receive with respect to each share of Series B Preferred Stock held, any dividend or distribution that would be received by a holder of the number of shares of our common stock into which the Series B Preferred Stock is convertible on the record date for the dividend or distribution.

The Series B Preferred Stock ranks pari passu with respect to dividends and liquidation rights with the Series A Preferred Stock and pari passu with respect to any class or series of capital stock specifically ranking on parity with the Series B Preferred Stock.

Optional Conversion Rights

Each share of Series B Preferred Stock is convertible at the option of the holder into shares of our common stock at any time. Each share of Series B Preferred Stock is convertible into the number of shares of common stock as calculated by multiplying the number of shares of Series B Preferred Stock to be converted by the Series B Issue Price, and dividing the result thereof by the Conversion Price. The “Conversion Price” was initially $682.50 per share of Series B Preferred Stock, subject to adjustment; therefore, each share of Series B Preferred Stock was initially convertible into 0.03 shares of common stock, which number is equal to the quotient of the Series B Issue Price of $19.50 divided by the initial Conversion Price of $682.50 per share of Series B Preferred Stock. Accrued and unpaid dividends are to be paid in cash upon any conversion.

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Mandatory Conversion Rights

In the event of a Transaction which will result in an internal rate of return to holders of Series B Preferred Stock of 25% or more, each share of Series B Preferred Stock shall, concurrently with the closing of the Transaction, be converted into shares of common stock. A “Transaction” is defined as a sale, lease, conveyance or disposition of all or substantially all of our capital stock or assets or a merger, consolidation, share exchange, reorganization or other transaction or series of related transactions (whether involving us or a subsidiary) in which the stockholders immediately prior to the transaction do not retain a majority of the voting power in the surviving entity. Any mandatory conversion will be made into the number of shares of common stock determined on the same basis as the optional conversion rights above. Accrued and unpaid dividends are to be paid in cash upon any conversion.

No shares of Series B Preferred Stock will be converted into common stock on a mandatory basis unless at the time of the proposed conversion we have on file with the Securities and Exchange Commission an effective registration statement with respect to the shares of common stock issued or issuable to the holders on conversion of the Series B Preferred Stock then issued or issuable to the holders and the shares of common stock are eligible for trading on The NASDAQ Stock Market (or approved by and listed on a stock exchange approved by the holders of 66 2/3% of the then outstanding shares of Series B Preferred Stock).

Conversion Price Adjustments

The Conversion Price is subject to customary adjustment for stock splits, stock combinations, stock dividends, mergers, consolidations, reorganizations, share exchanges, reclassifications, distributions of assets and issuances of convertible securities, and the like. The Conversion Price is also subject to downward adjustments if we issue shares of common stock or securities convertible into or exercisable for shares of common stock, other than specified excluded securities, at per share prices less than the then effective Conversion Price. In this event, the Conversion Price shall be reduced to the price determined by dividing (i) an amount equal to the sum of (a) the number of shares of common stock outstanding immediately prior to the issue or sale multiplied by the then existing Conversion Price, and (b) the consideration, if any, received by us upon such issue or sale, by (ii) the total number of shares of common stock outstanding immediately after the issue or sale. For purposes of determining the number of shares of common stock outstanding as provided in clauses (i) and (ii) above, the number of shares of common stock issuable upon conversion of all outstanding shares of Series B Preferred Stock, and the exercise of all outstanding securities convertible into or exercisable for shares of common stock, will be deemed to be outstanding.

The Conversion Price will not be adjusted in the case of the issuance or sale of the following: (i) securities issued to our employees, officers or directors or options to purchase common stock granted by us to our employees, officers or directors under any option plan, agreement or other arrangement duly adopted by us and the grant of which is approved by the compensation committee of our Board; (ii) the Series B Preferred Stock and any common stock issued upon conversion of the Series B Preferred Stock; (iii) securities issued on the conversion of any convertible securities, in each case, outstanding on the date of the filing of the Series B Certificate of Designations; and (iv) securities issued in connection with a stock split, stock dividend, combination, reorganization, recapitalization or other similar event for which adjustment is made in accordance with the foregoing.

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Voting Rights and Protective Provisions

The Series B Preferred Stock votes together with all other classes and series of our voting stock as a single class on all actions to be taken by our stockholders. Each share of Series B Preferred Stock entitles the holder thereof to the number of votes equal to the number of shares of common stock into which each share of Series B Preferred Stock is convertible on all matters to be voted on by our stockholders, however, the number of votes for each share of Series B Preferred Stock may not exceed the number of shares of common stock into which each share of Series B Preferred Stock would be convertible if the applicable Conversion Price were $682.50 (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting the shares).

We are not permitted, without first obtaining the written consent of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock voting as a separate class, to:

•	increase or decrease the total number of authorized shares of Series B Preferred Stock or the authorized shares of our common stock reserved for issuance upon conversion of the Series B Preferred Stock (except as otherwise required by our certificate of incorporation or the Series B Certificate of Designations);

•	increase or decrease the number of authorized shares of preferred stock or common stock (except as otherwise required by our certificate of incorporation or the Series B Certificate of Designations);

•	alter, amend, repeal, substitute or waive any provision of our certificate of incorporation or our bylaws, so as to affect adversely the voting powers, preferences or other rights, including the liquidation preferences, dividend rights, conversion rights, redemption rights or any reduction in the stated value of the Series B Preferred Stock, whether by merger, consolidation or otherwise;

•	authorize, create, issue or sell any securities senior to or on parity with the Series B Preferred Stock or securities that are convertible into securities senior to or on parity the Series B Preferred Stock with respect to voting, dividend, liquidation or redemption rights, including subordinated debt;

•	authorize, create, issue or sell any securities junior to the Series B Preferred Stock other than common stock or securities that are convertible into securities junior to Series B Preferred Stock other than common stock with respect to voting, dividend, liquidation or redemption rights, including subordinated debt;

•	authorize, create, issue or sell any additional shares of Series B Preferred Stock other than the Series B Preferred Stock initially authorized, created, issued and sold, Series B Preferred Stock issued as payment of dividends and Series B Preferred Stock issued in replacement or exchange therefore;

•	engage in a Transaction that would result in an internal rate of return to holders of Series B Preferred Stock of less than 25%;

•	declare or pay any dividends or distributions on our capital stock in a cumulative amount in excess of the dividends and distributions paid on the Series B Preferred Stock in accordance with the Series B Certificate of Designations;

•	authorize or effect the voluntary liquidation, dissolution, recapitalization, reorganization or winding up of our business; or

•	purchase, redeem or otherwise acquire any of our capital stock other than Series B Preferred Stock, or any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, our capital stock or securities convertible into or exchangeable for our capital stock.

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Reservation of Shares

We initially were required to reserve 200,000 shares of common stock for issuance upon conversion of shares of Series B Preferred Stock and are required to maintain a sufficient number of reserved shares of common stock to allow for the conversion of all shares of Series B Preferred Stock.

Series A Preferred Stock

As of May 8, 2014, no shares of Series A Preferred Stock were issued and outstanding and an aggregate of 5,315,625 shares of Series A Preferred Stock had been converted into shares of our common stock and returned to undesignated preferred stock. A balance of 1,684,375 shares of Series A Preferred Stock remain authorized for issuance. The rights and preferences of the Series A Preferred Stock are substantially the same as the Series B Preferred Stock, except as follows:

•	the Series A Issue Price, on which the Series A Preferred Stock liquidation preference is based, is $16.00 per share;

•	dividends accrue and are payable at a rate per annum of 5.0% of the Series A Issue Price per share;

•	each share of Series A Preferred Stock is convertible at a rate equal to the Series A Issue Price divided by an initial Conversion Price of $840.00 per share;

•	holders of the Series A Preferred Stock have a number of votes equal to the number of shares of common stock into which each share of Series A Preferred Stock is convertible on all matters to be voted on by our stockholders, voting together as a single class; provided, however, that the number of votes for each share of Series A Preferred Stock shall not exceed the number of shares of common stock into which each share of Series A Preferred Stock would be convertible if the applicable Conversion Price were $943.95 (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting the shares); and

•	we are not permitted, without first obtaining the written consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock voting as a separate class, to:

o	change the number of members of our Board to be more than nine members or less than seven members;

o	effect any material change in our industry focus or that of our subsidiaries, considered on a consolidated basis;

o	authorize or engage in, or permit any subsidiary to authorize or engage in, any transaction or series of transactions with one of our or our subsidiaries’ current or former officers, directors or members with value in excess of $100,000, excluding compensation or the grant of options approved by our Board; or

o	authorize or engage in, or permit any subsidiary to authorize or engage in, any transaction with any entity or person that is affiliated with any of our or our subsidiaries’ current or former directors, officers or members, excluding any director nominated by the initial holder of the Series B Preferred Stock.

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Preemptive Rights

Holders of our Series A Preferred Stock have preemptive rights to purchase a pro rata portion of all capital stock or securities convertible into capital stock that we issue, sell or exchange, or agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange. We must deliver each holder of our Series A Preferred Stock a written notice of any proposed or intended issuance, sale or exchange of capital stock or securities convertible into capital stock which must include a description of the securities and the price and other terms upon which they are to be issued, sold or exchanged together with the identity of the persons or entities (if known) to which or with which the securities are to be issued, sold or exchanged, and an offer to issue and sell to or exchange with the holder of the Series A Preferred Stock the holder’s pro rata portion of the securities, and any additional amount of the securities should the other holders of Series A Preferred Stock subscribe for less than the full amounts for which they are entitled to subscribe. In the case of a public offering of our common stock for a purchase price of at least $12.00 per share and a total gross offering price of at least $50 million, the preemptive rights of the holders of the Series A Preferred Stock shall be limited to 50% of the securities. Holders of our Series A Preferred Stock have a 30 day period during which to accept the offer. We will have 90 days from the expiration of this 30 day period to issue, sell or exchange all or any part of the securities as to which the offer has not been accepted by the holders of the Series A Preferred Stock, but only as to the offerees or purchasers described in the offer and only upon the terms and conditions that are not more favorable, in the aggregate, to the offerees or purchasers or less favorable to us than those contained in the offer.

The preemptive rights of the holders of the Series A Preferred Stock shall not apply to any of the following securities: (i) securities issued to our employees, officers or directors or options to purchase common stock granted by us to our employees, officers or directors under any option plan, agreement or other arrangement duly adopted by us and the grant of which is approved by the compensation committee of our Board; (ii) the Series A Preferred Stock and any common stock issued upon conversion of the Series A Preferred Stock; (iii) securities issued on the conversion of any convertible securities, in each case, outstanding on the date of the filing of the Series A Certificate of Designations; (iv) securities issued in connection with a stock split, stock dividend, combination, reorganization, recapitalization or other similar event for which adjustment is made in accordance with the Series A Certificate of Designations; and (v) the issuance of our securities issued for consideration other than cash as a result of a merger, consolidation, acquisition or similar business combination by us approved by our Board.

Warrants

As of May 8, 2014, we had outstanding warrants to purchase 4,945,213 shares of our common stock at exercise prices ranging from $6.09 to $735.00 per share. These outstanding warrants consist of warrants to purchase an aggregate of 831,257 shares of common stock at an exercise price of $6.09 per share expiring in 2017, warrants to purchase an aggregate of 812,963 shares of common stock at an exercise price of $6.32 per share expiring in 2018, warrants to purchase an aggregate of 1,346,852 shares of common stock at an exercise price of $7.59 per share expiring in 2015, warrants to purchase an aggregate of 1,639,170 shares of common stock at an exercise price of $8.85 per share expiring in 2015, warrants to purchase an aggregate of 281,451 shares of common stock at an exercise price of $8.43 per share expiring in 2016 and warrants to purchase an aggregate of 33,520 shares of common stock at an exercise price of $735.00 per share expiring in 2018.

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Options

As of May 8, 2014, we had outstanding options to purchase an aggregate of 241,475 shares of our common stock at exercise prices ranging from $3.74 to $871.50 per share issued under our 2004 and 2006 Plans.

Registration Rights

A number of holders of shares of our common stock and all holders of warrants are entitled to rights with respect to the registration of their shares of common stock and underlying shares of common stock, respectively, under the Securities Act. The registration rights with respect to the shares of common stock issuable under the Notes and the Warrants are described in the “Selling Security Holders” section of this prospectus.

Series B Registration Rights Agreement

A number of holders of our Series B Preferred Stock have registration rights under a registration rights agreement dated March 27, 2008, or Series B Registration Rights Agreement, with respect to shares of common stock issued, issuable or that may be issuable under shares of Series B Preferred Stock and warrants that were purchased under the terms of a securities purchase agreement dated March 18, 2008 between us and Lyles United, LLC. The Series B Registration Rights Agreement provides that holders of a majority of the Series B Preferred Stock, including the shares of common stock into which the Series B Preferred Stock have been converted, may demand at any time that we register on their behalf the shares of common stock issued, issuable or that may be issuable upon conversion of the Series B Preferred Stock and as payment of dividends on the Series B Preferred Stock, and upon exercise of the warrants issued in connection with the issuance of the shares of Series B Preferred Stock. Following such demand, we are required to notify any other parties that are entitled to registration rights under the Series B Registration Rights Agreement of our intent to file a registration statement and include them in the related registration statement upon their request. We are required to keep a registration statement filed under the Series B Registration Rights Agreement effective until all shares that are entitled to be registered are sold or can be sold under Rule 144 of the Securities Act. The holders are entitled to two demand registrations on Form S-1 and an unlimited demand registrations on Form S-3 (except that we are not obligated to effect more than one demand registration on Form S-3 in any calendar year).

In addition to the demand registration rights under the Series B Registration Rights Agreement, the holders are entitled to “piggyback” registration rights. These rights entitle the holders who so elect to be included in certain registration statements to be filed by us with respect to other registrations of equity securities. The holders are entitled to unlimited “piggyback” registration rights.

The Series B Registration Rights Agreement includes customary cross-indemnity provisions under which we are obligated to indemnify the holders and their affiliates as a result of losses caused by untrue or allegedly untrue statements of material fact contained or incorporated by reference in any registration statement under which a holder’s shares are registered, including any prospectuses or amendments related thereto. Our indemnity obligations also apply to omissions of material facts and to any failure on our part to comply with any law, rule or regulation applicable to such registration statement. Each holder is obligated to indemnify us and our affiliates as a result of losses caused by untrue or allegedly untrue statements of material fact contained in any registration statement under which their shares are registered, including any prospectuses or amendments related thereto, which statements were furnished in writing by that holder, but only to the extent of the net proceeds received by that holder with respect to shares sold under the registration statement. The holders’ indemnity obligations also apply to omissions of material facts on the part of the holders.

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A number of customary limitations to our registration obligations are included in the Series B Registration Rights Agreement. These limitations include our right to, in good faith, delay or withdrawal registrations requested by the holders under demand and “piggyback” registration rights, and the right to exclude portions of holders’ shares upon the advice of its underwriters.

We are responsible for all costs of registration, plus reasonable fees of one legal counsel for the holders, which fees are not to exceed $25,000 per registration. The Series B Registration Rights Agreement provides for reasonable access on the part of the holders to all of our books, records and other information and the opportunity to discuss the same with our management.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

A number of provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring and discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of Pacific Ethanol.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under specified circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	prior to the date of the transaction, the Board of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the outstanding voting stock owned by the stockholder) (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the outstanding voting stock that is not owned by the interested stockholder.

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Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. We expect the existence of its provision to have an anti-takeover effect with respect to transactions our Board does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law, our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. Its telephone number is (718) 921-8200.

LEGAL MATTERS

The validity of the shares of common stock offered under this prospectus was passed upon by Troutman Sanders LLP, Irvine, California.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013, have been audited by Hein & Associates LLP, an independent registered public accounting firm, as stated in their reports incorporated by reference herein, and have been so incorporated in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on  Form S-3 under the Securities Act, and the rules and regulations promulgated under the Securities Act, with respect to the common stock offered under this prospectus.  This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement.  Many of the contracts and documents described in this prospectus are filed as exhibits to the registration statements and you may review the full text of these contracts and documents by referring to these exhibits.

For further information with respect to us and the common stock offered under this prospectus, reference is made to the registration statement and its exhibits and schedules. We file reports, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K with the Securities and Exchange Commission. The public may read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. The registration statement, including its exhibits and schedules, may be inspected at the Public Reference Room. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

The Securities and Exchange Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers, including Pacific Ethanol, that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission’s Internet website address is http://www.sec.gov. Our Internet website address is http://www.pacificethanol.com/.

We do not anticipate that we will send an annual report to our stockholders until and unless we are required to do so by the rules of the Securities and Exchange Commission.

All trademarks or trade names referred to in this prospectus are the property of their respective owners.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with the Securities and Exchange Commission. This means that we can disclose important information to you by referring you to another filed document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the Securities and Exchange Commission after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. Accordingly, we incorporate by reference the following documents or information filed with the Securities and Exchange Commission:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the Securities and Exchange Commission on March 31, 2014;

•	Annual Report on Form 10-K/A for the fiscal year ended December 31, 2013 filed with the Securities and Exchange Commission on April 2, 2014;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014 filed with the Securities and Exchange Commission on May 9, 2014;

•	Current Reports on Form 8-K filed with the Securities and Exchange Commission on February 26, 2014, April 2, 2014, April 3, 2014 and April 30, 2014;

•	Definitive Proxy Statement for the 2014 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 28, 2014;

•	The description of our capital stock contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 8, 2007; and

•	All documents filed by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of the offering under this prospectus, other than documents or information deemed furnished and not filed in accordance with Securities and Exchange Commission rules.

We will provide a copy of the documents we incorporate by reference, at no cost, to any person who received this prospectus. To request a copy of any or all of these documents, you should write or telephone us at: Investor Relations, Pacific Ethanol, Inc., 400 Capitol Mall, Suite 2060, Sacramento, California 95814, (916) 403-2123. In addition, each document incorporated by reference is readily accessible on our website at www.pacificethanol.com.

You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the cover page of such documents.

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PACIFIC ETHANOL, INC.

PROSPECTUS

, 2014

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained in this prospectus and any accompanying supplement to this prospectus. You must not rely upon any information or representation not contained in this prospectus or any accompanying prospectus supplement. This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus and any accompanying supplement to this prospectus is accurate as of the dates on their covers. When we deliver this prospectus or a supplement or make a sale pursuant to this prospectus or a supplement, we are not implying that the information is current as of the date of the delivery or sale.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth all expenses to be paid by us in connection with this offering. All amounts shown are estimates except for the Securities and Exchange Commission registration fee.

SEC Registration	$1,064	*
FINRA Fees	–
Accounting Fees and Expenses	35,000
Legal Fees and Expenses	250,000
Blue Sky Fees and Expenses	–
Placement Agent Fees and Expenses	201,921
Printing Costs	–
Miscellaneous Expenses	5,000
Total	$492,985

____________

* Previously paid.

ITEM 15.       INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (“DGCL”) permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a pending or completed action, suit or proceeding if the officer or director acted in good faith and in a manner the officer or director reasonably believed to be in the best interests of the corporation.

Our certificate of incorporation provides that, except in some specified instances, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of their fiduciary duty as directors, except liability for the following:

•	any breach of their duty of loyalty to Pacific Ethanol or our stockholders;
•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and
•	any transaction from which the director derived an improper personal benefit.

In addition, our certificate of incorporation and bylaws obligate us to indemnify our directors and officers against expenses and other amounts reasonably incurred in connection with any proceeding arising from the fact that such person is or was an agent of ours. Our bylaws also authorize us to purchase and maintain insurance on behalf of any of our directors or officers against any liability asserted against that person in that capacity, whether or not we would have the power to indemnify that person under the provisions of the DGCL. We have entered and expect to continue to enter into agreements to indemnify our directors and officers as determined by our Board. These agreements provide for indemnification of related expenses including attorneys’ fees and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

II-1

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as the provisions of our certificate of incorporation or bylaws provide for indemnification of directors or officers for liabilities arising under the Securities Act, we have been informed that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere in this registration statement (including the documents incorporated herein by reference).

Document:	Where Located
	Form	File Number	Exhibit Number	Filing Date
Certificate of Incorporation	10-Q	000-21467	3.1	08/07/2013
Certificate of Designations, Powers, Preferences and Rights of the Series A Cumulative Redeemable Convertible Preferred Stock	10-Q	000-21467	3.2	08/07/2013
Certificate of Designations, Powers, Preferences and Rights of the Series B Cumulative Convertible Preferred Stock	10-Q	000-21467	3.3	08/07/2013
Certificate of Amendment to Certificate of Incorporation dated June 8, 2011	10-Q	000-21467	3.5	08/07/2013
Certificate of Amendment to Certificate of Incorporation dated May 14, 2013	10-Q	000-21467	3.6	08/07/2013
Bylaws	8-K	000-21467	3.2	03/29/2005
Form of Indemnity Agreement between Pacific Ethanol, Inc. and each of its executive officers and directors	10-K	000-21467	10.46	03/31/2010
Registration Rights Agreement, dated January 11, 2013, among Pacific Ethanol, Inc. and the selling security holders	8-K	000-21467	10.4	01/15/2013
Amendment Agreement, dated March 28, 2013, among the Registrant and the investors signatory thereto	8-K	000-21467	10.6	03/28/2013
Registration Rights Agreement, dated March 27, 2008, between Pacific Ethanol, Inc. and Lyles United, LLC	8-K	000-21467	10.4	03/27/2008

II-2

ITEM 16.       EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)       Exhibits.

INDEX TO EXHIBITS

		Where Located
Exhibit Number	Description (*)	Form	File Number	Exhibit Number	Filing Date	Filed Herewith

4.1	Securities Purchase Agreement, dated December 19, 2012, among the Registrant and the investors signatory thereto	8-K	000-21467	10.1	12/19/2012
4.2	Form of Warrants issued on January 11, 2013	8-K	000-21467	10.3	12/19/2012
4.3	Registration Rights Agreement, dated January 11, 2013, among the Registrant and the investors signatory thereto	8-K	000-21467	10.4	01/15/2013
4.4	Amendment Agreement, dated March 28, 2013, among the Registrant and the investors signatory thereto	8-K	000-21467	10.6	03/28/2013
5.1	Opinion of Troutman Sanders LLP	S-1	333-189713	5.1	06/28/2013
23.1	Consent of Troutman Sanders LLP (contained in Exhibit 5.1)	S-1	333-189713	23.1	06/28/2013
23.2	Consent of Independent Registered Public Accounting Firm					X
24.1	Power of Attorney (included on signature page to the initial filing of this Registration Statement)	S-1	333-189713		06/28/2013

__________

(*)	Certain of the agreements filed as exhibits to this prospectus contain representations and warranties made by the parties thereto. The assertions embodied in such representations and warranties are not necessarily assertions of fact, but a mechanism for the parties to allocate risk. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts or for any other purpose at the time they were made or otherwise.

(b)       Financial Statement Schedules.

All schedules have been omitted because they are either inapplicable or the required information has been given in the financial statements or notes thereto.

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ITEM 17.       UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that for the purpose of determining liability under the Securities Act to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

II-4

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

II-5

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sacramento, State of California, on this 9th day of May, 2014.

Pacific Ethanol, Inc.,
a Delaware corporation

By: /s/ NEIL M. KOEHLER
Neil M. Koehler
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ * William L. Jones	Chairman of the Board and Director	May 9, 2014
/s/ NEIL M. KOEHLER Neil M. Koehler	President, Chief Executive Officer (principal executive officer) and Director	May 9, 2014
/s/ * Bryon T. McGregor	Chief Financial Officer (principal financial and accounting officer)	May 9, 2014
/s/ * Michael D. Kandris	Chief Operating Officer and Director	May 9, 2014
/s/ * Terry L. Stone	Director	May 9, 2014
/s/ * John L. Prince	Director	May 9, 2014
/s/ * Douglas L. Kieta	Director	May 9, 2014
/s/ * Larry D. Layne	Director	May 9, 2014
*/s/ NEIL M. KOEHLER Neil M. Koehler, Attorney-In-Fact		May 9, 2014

EXHIBITS FILED HEREWITH

Exhibit Number	Description
23.2	Consent of Independent Registered Public Accounting Firm